EXHIBIT 3.7
                         PointRed Technologies Agreement

                 Master Distributor/System Integrator Agreement



This Master Distributor/System Integrator Agreement (this "Agreement") is made as of this January 7th, 2004 ("Effective Date") by and between PointRed Technologies, Inc., a California corporation ("PointRed") with offices at 397 West Trimble Road, Bldg.2 San Jose, CA 95131 USA, and Gateway Access Solutions, Inc. ("GAS") with corporate offices at 930 Tahoe Blvd., 802-505 Incline Village, NV 89451



Recitals


A. PointRed designs, manufactures, and distributes certain computer networking products ("PointRed Products").

B. PointRed and GAS desire that GAS be authorized to act as an independent distributor and systems integrator of PointRed Products under the terms and conditions set forth below.

NOW, THEREFORE, PointRed and GAS agree as follows:

1.   Appointment.

     (a) Appointment. Subject to the terms of this Agreement, PointRed appoints GAS, and GAS accepts such appointment, as the Exclusive independent distributor and systems integrator of the PointRed Products listed on Exhibit A (the "Authorized Products") in the territory set forth in Exhibit A (the "Territory") and as a non-exclusive distributor and systems integrator for all PointRed Products anywhere in the world, both inside and outside the Territory.

     (b) Point Red's reserved Rights. PointRed reserves the right from time to time, in its sole discretion and without liability to Point Red and/or GAS to change pricing and products with 30 days written notice to GAS, except it may not discontinue products that affect GAS's ability to perform under this agreement unless agreed to in writing.

     (c)  Obligation  of GAS  understands  that  PointRed does not have existing
          distributors/systems   integrators   in  the  Territory  and  will  be
          introducing Point Red Products in the Territory for the first time.

     (d) Software. To the extent that any PointRed Product contains or consists of software, GAS's appointment grants to GAS only a license to distribute the software contained in such PointRed Products, and does not transfer any right, title or interest to any such PointRed software to GAS or GAS's customers.

     (e) Product Certification. PointRed expects that GAS will use its best efforts to comply with the radio frequency laws of the countries in which GAS sells PointRed Products and receive identifiers for their product modifications to PointRed Products in the countries in which GAS sells PointRed Products. GAS will use the "product" specific PointRed identifiers for radio frequency certification and infer that


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1.   Appointment - continued

          they  have  approval  for  their  "product".   Any   modifications  of
          electrical, radio frequency, and/or software protocol products from PointRed will be the sole responsibility of the GAS.

     (f)  Promotion Efforts. GAS will use reasonable business efforts to:

          (i) Promote the distribution of the Authorized Products in the Territory; and

          (ii) Comply with the reasonable promotional terms and policies of PointRed communicated in writing to GAS by Point Red from time to time.

     (g) GAS Personnel. GAS will train and maintain a sufficient number of capable technical and sales personnel having the knowledge and the training necessary to:

          (i) Inform customers properly concerning the features/capabilities of PointRed Products;(i)

          (ii) Install, service and support PointRed Products in accordance with GAS's obligations under this Agreement; and

          (iii)Carry out the obligations and responsibilities of GAS under this Agreement.

     (h) Technical Expertise. GAS will train its technical and sales personnel to be conversant with the technical language applicable to PointRed Products and similar computer products in general, and will develop sufficient knowledge of the industry, PointRed Products and products competitive with PointRed Products (including specifications, features and benefits) so as to be able to explain in detail to its customers the differences between PointRed Products and competitive products;

     (i) Installation, Service and Support. GAS will provide prompt installation and pre- and post-sales service and support for all Authorized Products sold by GAS in the Territory. GAS will provide installation assistance and consultation on the use of PointRed Products; timely response to customers' general questions concerning use of PointRed Products; and assistance to customers in the diagnosis and correction of problems encountered in using PointRed Products.

     (j) Customers Leads. PointRed will provide GAS information about all leads received by PointRed from potential customers from the Territory.

     (k)  GAS Covenants. GAS will:

          (i) Conduct business in a manner the reflects favorably at all times on PointRed Products and the good name, good will and reputation of PointRed;

          (ii) Avoid deceptive, misleading or unethical practices that are or might be detrimental to PointRed, PointRed Products or the public;

          (iii)Make no false or misleading representations with regard to PointRed or PointRed Products;

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1.   Appointment - continued

          (iv) Not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to PointRed or PointRed Products;

          (v) Make no representation, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of PointRed Products that are inconsistent with the literature distributed by PointRed; and

          (vi) Not engage in any practice detrimental to the interests of PointRed or PointRed Products.

     (l) Compliance with Law. GAS will comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to PointRed Products.

     (m) Market Conditions. GAS will advise PointRed promptly concerning any market information that comes to GAS's attention respecting PointRed, PointRed Products, PointRed's market position or the continued competitiveness of PointRed Products in the marketplace. GAS will confer with PointRed from time to time at the request of PointRed on matters relating to market conditions, sales forecasting and product planning relating to PointRed Products.

     (n) Costs and Expenses. Except as expressly provided here in or agreed to in writing be PointRed and GAS, GAS will pay all costs and expenses incurred in the performance of GAS's obligations under this Agreement.


2.   Inspections, Records and Reporting.

     (a) Reports. Within 15 days of the beginning of each quarter, GAS will provide to PointRed a written report showing, for the time periods PointRed reasonably requests, GAS's shipments of PointRed Products by dollar volume, both in the aggregate and for such categories as PointRed may designate from time to time.

     (b) Forecast. After an intial start up period of 90 days, GAS shall provide PointRed with a six (6) month forecast showing prospective orders for each month. Point Red acknowledges that such 6-month forecast shall be based on GAS's good faith estimate for planning purposes and shall not be binding. Thereafter, within 15 days of the beginning of each month, GAS will provide to PointRed a rolling six
          (6) month forecast of GAS's anticipated orders.

     (c)  Notification. GAS will:

          (i) Notify PointRed in writing of any claim or proceeding involving PointRed Products within ten (10) days after GAS learns of such claim or proceeding;

          (ii) Report promptly to PointRed all claimed or suspected product defects.

     (d) Records. GAS will maintain, for at least two (2) years after termination of this Agreement, its records, contracts and accounts relating to the distribution of PointRed Products, and will permit


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2.   Inspections, Records and Reporting - continued

          examination thereof by authorized representatives of PointRed at all reasonable times.


3.   Order Procedure.


     (a) Initial Order and Forecast. Upon execution of this Agreement, GAS shall place an initial order for Authorized Products. During the term of this agreement, GAS will maintain inventory of Authorized Products at a level agreed to between the parties from time to time.

     (b)  In  exchange  for the product and  territory  exclusivity  provided in
          Section 1(a) and listed in Exhibit A, GAS must order a minimum amount of MMDS products from PointRed, as follows:

          1. A minimum of USD $150,000 worth of MMDS products in the 1st calendar quarter of 2004;

          2. A minimum of USD $250,000 worth of MMDS products in the 2nd quarter, and

          3. A total minimum of USD $1,000,000 worth of MMDS products in the first 12 months following the Effective Date of this Agreement;

          4. A minimum of USD $350,000 worth of MMDS products per quarter in the calendar year of 2005.

     (c) PointRed Acceptance. All orders for PointRed Products by GAS shall be subject to acceptance in writing by PointRed at its principal place of business and shall not be binding until the earlier of such acceptance or shipment, and, in the case of acceptance by shipment, only as to the portion of the order actually being shipped.

     (d) Controlling Terms. The terms and conditions of this Agreement and the applicable PointRed invoice or confirmation shall apply to each order accepted or shipped by PointRed hereunder. The provisions of GAS's form of purchase order or other business forms will not apply to any order notwithstanding PointRed's acknowledgement or acceptance of such order.

     (e) Cancellation. PointRed reserves the right to cancel any orders placed by GAS and accepted by PointRed as set forth above, or to refuse or delay shipment thereof, if GAS:

          (i) Fails to make any payment as provided in this Agreement or under the terms of payments set forth in any invoice or otherwise agreed to by PointRed and GAS;

          (ii) Fails  to  meet  reasonable  credit  or  financial   requirements
               established by PointRed, including any limitations on allowable credit, or

          (iii)Otherwise fails to comply with the terms and condition of this Agreement.

          All purchase orders cancelled within 60 days will incur a penalty equal to 20% of the total purchase order. All returned products are


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3.   Order Procedure - continued

          subject to restocking charge of 30% of the purchase order value

     (f) Discontinue Manufacture. PointRed agrees to inform GAS s by written notice of any discontinuation in manufacture or distribution of products covered under this agreement within 60 days thereof. PointRed also reserves the right to discontinue the manufacturing or distribution of any or all PointRed Products at anytime, and to cancel any orders for such discontinued PointRed Products without liability of any kind to GAS or to any other person except as noted in manufacturing rights clause. No such cancellation, refusal or delay will be deemed a termination (unless PointRed so advises GAS) or breach this Agreement by PointRed.

     (g) Upgrade. In the event that PointRed modifies, upgrades or makes any other changes to PointRed Products, PointRed will upgrade all products GAS is holding in inventory and make kits available to upgrade all PointRed Products sold to GAS customers, on terms and conditions to be agreed between the parties.

4.   Prices and Payments.

     (a) Prices to GAS. PointRed shall charge GAS in accordance with the price schedule attached as Exhibit B. PointRed may change its prices from time to time upon at least sixty (60) days' prior written notice; provided, however, that GAS shall always have the right to purchase PointRed Products at a 50% discount off PointRed's list price.

     (b) (c) Taxes, Tariffs, Fees. PointRed's prices do not include any national, state or local sales, use, value added or other taxes, custom duties, or similar tariffs and fees which PointRed may be required to pay or collect upon the delivery of PointRed Products or upon collection of the prices or otherwise. Should any tax or levy be made, GAS agrees to pay such tax or levy and indemnify PointRed for any claim for such tax or levy demanded. GAS represents and warrants to PointRed that all PointRed Products acquired hereunder are for redistribution in the ordinary course of GAS's business, and GAS agrees to provide PointRed with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees. GAS will pay any withholding taxes required by applicable law.

     (c) Credit Terms. At PointRed's option, shipment may be made on PointRed's credit terms in effect at the time an order is accepted. PointRed reserves the right, upon written notice to GAS, to declare all sums immediately due and payable in the event of a breach by GAS of any of its obligations to PointRed, including the failure of GAS to comply with credit terms. Furthermore, PointRed reserves the right at all times either generally or with respect to any specific order by GAS to vary, change or limit the amount or duration of credit to be allowed to GAS. GAS agrees to pay for PointRed products as invoiced.

     (d) Security Interest. GAS agrees that if and when PointRed established a line of credit for GAS or permits GAS to obtain PointRed Products on open account, GAS concurrently grants PointRed a continuing security interest in the Collateral (as defined below) in order to secure payment of the Indebtedness (as defined below). "Collateral" means any PointRed Products now or hereafter acquired by GAS and all proceeds


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4.   Prices and Payments - continued

          there from and accessions thereto, and "Indebtedness" means any and all debts, obligations or liabilities of GAS to PointRed, now or hereafter existing, including without limitation, any late payment charges due GAS hereunder and any expenses incurred by PointRed in enforcing its rights hereunder (including without limitations attorney's fees, court costs and the costs of retaking and holding in Collateral, preparing it for resale or other disposition, or selling or otherwise disposing of it). GAS acknowledge that this Section 4 (d) constitutes a security agreement and hereby authorizes PointRed to file any financing statement or other documents necessary to perfect PointRed's security interest in the Collateral in any public office in any jurisdiction deemed necessary by PointRed. GAS hereby grants PointRed limited power of attorney for the sole purpose of executing, in GAS's name, any financing statements and related documents deemed necessary by PointRed to perfect the security interest granted herein. Upon the occurrence of any event specified in Section 10 permitting termination of this Agreement, PointRed, in addition to all other rights and remedies under this Agreement, shall be entitled to all rights, powers and remedies available to a secured party under Uniform Commercial Code with respect to the Collateral.

     (e) Interest. Interest shall accrue on any delinquent amounts owed by GAS for PointRed Products at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable usury law.

5.   Shipment, Risk of Loss and Delivery.

     (a) Shipment. All PointRed Products will be shipped by PointRed F.O.B PointRed's point of shipment. Shipment will be made to GAS's identified warehouse facilities or freight forwarder, subject to approval in writing by PointRed in advance of shipment. Unless specified in GAS's order, PointRed will select the mode of shipment and the carrier. GAS will be responsible for and pay all packaging, shipping, freight and insurance charges, which charges PointRed may require GAS to pay in advance.

     (b) Title and Risk of Loss. Title and all risk of loss of or damage to PointRed Products will pass to GAS upon delivery by PointRed to GAS and said GAS's acceptance of shipment in writing.

     (c) Partial Delivery. Unless GAS clearly advises PointRed to the contrary in writing, PointRed may make partial shipments on account of GAS's orders, to be separately invoiced and for when due delay in delivery of any installment shall not receive GAS of its obligation to accept the remaining deliveries.

     (d) Delivery Schedule; Delays. PointRed will use reasonable efforts to meet GAS's requested delivery schedules for PointRed Products, but PointRed reserves the right to refuse, cancel or delay shipment to GAS when Distributor's credit is impaired, when GAS is delinquent in payments or fails to meet other credit or financial requirements established by PointRed, or when GAS has failed to perform its obligations under this Agreement. Should orders for PointRed Products exceed PointRed's available inventory, PointRed will allocate its available inventory and make deliveries on a basis PointRed deems equitable, in its sole discretion, and without liability to GAS on account of the method of allocation chosen or its implementation. In any event, PointRed will not be liable for any damages, direct,


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5.   Shipment, Risk of Loss and Delivery - continued

          consequential, special or otherwise, to GAS or to any other person for failure to deliver or for any delay or error in delivery of PointRed Products for any reason whatsoever.

7. Suggested Retail Price. Although PointRed may publish suggested wholesale or retail prices, GAS shall determine the actual prices at which PointRed Products will be sold to GAS's customers, at GAS's sole discretion.


8.   Trademarks, Trade Names, Logos, Designations and Copyrights.


     (a) Use During Agreement. During the term of this Agreement, GAS is authorized by PointRed to use the trademarks, trade names, logos and designations PointRed uses for PointRed Products in connection with GAS's advertisement, promotion and distribution of PointRed Products. GAS's use of such trademarks, trade names, logos and designations will be in accordance with PointRed's policies in effect from time to time, including but not limited to trademark usage and cooperative advertising policies. GAS agrees not to attach any additional trademarks, trade names, logos or designations to any PointRed Product. GAS further agrees not to use any PointRed trademark, trade name, logo or designation in connection with any non-PointRed Product.

     (b) Copyright and Trademark Notices. GAS will include on each PointRed Product that it distributes, and on all containers and storage media therefore, all trademark, copyright and other notices of proprietary rights included by PointRed on such PointRed Product. GAS agrees not to alter, erase, deface or overprint any such notice on anything provided by PointRed. GAS also will include the appropriate trademark notices when referring to any PointRed Product in advertising and promotional materials.

     (c) No Proprietary Rights. GAS has paid no consideration for the use of PointRed's trademarks, trade names, logos, designation or copyrights, and nothing contained in this Agreement will give GAS any right, title or interest in any of them. GAS acknowledges that PointRed owns and retains all trademarks, trade names, logos, designation, copyrights and other proprietary rights in or associated with PointRed Products, and agrees that it will not, at any time during or after this Agreement, assert or claim any interest in or doing anything that may adversely affect the validity of any trademark, trade name, logos, designation, or copyright belonging to or licensed to PointRed (including, without limitations any act or assistance to any act, which may infringe or lead to the infringement of any of PointRed's proprietary rights).

     (d) No Continuing Rights. Upon expiration or termination of this Agreement, GAS will immediately cease all display, advertising and use of all PointRed trademarks, trade names, logos, and designation and will not thereafter use, advertise or display any trademark, trade name, logo or designation which is, or any part o which is, similar to or confusing with any trademark, trade name, logo or designation associated with any PointRed Product.

     (e) Obligation to Protect. GAS agrees to use reasonable efforts to protect PointRed's proprietary rights and to cooperate at PointRed's expense in PointRed's efforts to protect its proprietary rights. GAS agrees to


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8.   Trademarks, Trade Names, Logos, Designations and Copyrights - continued

          promptly  notify  PointRed  of  any  known  or  suspected   breach  of
          PointRed's proprietary rights that comes to GAS's attention.

9. Confidentiality. Both parties acknowledge that, in the course of performing their obligations hereunder, each party will receive information which is confidential and proprietary to the other. Each party agrees not to use such information except in performance of this Agreement and not to disclose such information to third parties, without the prior written consent of the other party.

10. Escrow Agreement: When GAS has approved the Authorized Products for sale to its customers, PointRed shall deposit

     (i) The printed circuit board design related to the 2.5 - 2.6GHz (MMDS/ITFS) MicroRed products and interfaces, software source code, documentation and other information, together with any related tool kits, scripts, and other ancillary materials needed to manufacture and deliver the Products to GAS as provided in this Agreement ("Manufacturer Escrow Deposit") and

     (ii) all material necessary for GAS to perform ( and to engage third party contractors on GAS's behalf to perform) any maintenance, support, error correction, bug-fix, upgrade that would be provided by or on behalf of PointRed, or otherwise for the benefit of GAS, under this Agreement ("Support Escrow Deposit").

     The escrow agent shall be ("____"). ______. PointRed shall enter into a Manufacturer escrow agreement ("Escrow Agreement") for the MMDS products in substantially in the form of ______ Preferred Escrow Agreements, (a) naming GAS as direct beneficiary thereof; (b) providing a mechanism for changing the approved manufacturer; and (c) providing that only in the event that PointRed (i) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors. (ii) ceases to do business in the ordinary course. (iii) elects to discontinue products critical to GAS's business, or (iv) effects an assignment of this Agreement or its obligations hereunder (whether by transfer of control, operation of law or otherwise) without the consent of GAS, the Manufacturer Escrow Deposit shall be released to the approved manufacturer and the GAS Escrow Deposit shall be released to GAS ("Release Condition"). If the manufacturer initially selected by the Parties to manufacture the PointRed Products does not enter into the Escrow Agreement or if all the manufacturers which are parties to the Escrow Agreement become subject to a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors or cease to do business in the ordinary course at any time during the term of this Agreement, then the Parties will select a new manufacturer who will agree to enter into the Escrow Agreement and agree to adding such manufacturer as a party to the Escrow Agreement.

11. Term: This Agreement shall have an initial term of 2 years from the Effective Date and shall be renewed for an additional 2 year term unless a party sends written notice of termination not less than 60 days prior to the termination of the initial or any subsequent term. If any minimum order requirement as set forth in Section 3(b) is not met, PointRed shall have the right to terminate the exclusivity of territory and products listed in Exhibit A, by giving 60-day written notice to GAS.

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12.  General Terms.

     (a) Entire Agreement. This Agreement contains the entire agreement between the parties, and supersedes all prior negotiations, drafts, and other understandings which the parties may have had concerning the subject matter hereof.

     (b) Relationship of Parties. The parties hereto intend to create a relationship of manufacturer - distributor. Nothing in this Agreement shall be construed to create any other relationship, including, but not limited to, joint venturers, partners, or employer - employee.

     (c) Successors. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, successors, executors, administrators and assigns of the parties hereto.

         (d) Amendments. This Agreement may not be amended or modified except by written documents signed by all parties.

     (e) Severability. Whenever possible, each provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If any provision of this Agreement is held to be prohibited by, or invalid under, applicable law, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

     (f) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument. All such counterparts together shall constitute one and the same Agreement.

     (g) Notice. Any notice, demand, request, consent or other communication which either party desires or is required to give to any other party shall be in writing and shall be deemed to have been given when either: (a) delivered in person or by facsimile transfer, or (b) sent by overnight courier or first-class registered or certified mail, postage pre-paid, return receipt requested, addressed to such party at the address set forth following each party's signature to this Agreement. Either party may designate another address for itself at any time upon written notice to the other party.

     (h) Fax Transmission. The facsimile transmission of a signed copy of this Agreement or any amendment thereto to the other party or his agent, followed by faxed acknowledgment of receipt, shall constitute delivery of such document.

     (i) Headings. The titles and headings of the various sections of this Agreement have been inserted only for convenience of reference. They are not part of this Agreement and may not be used to construe or interpret any of the terms hereof.

     (j) Expense of Enforcement. If any action, proceeding or litigation is commenced to enforce any provision of this Agreement, then the prevailing party shall be entitled to be reimbursed by the unsuccessful party for all costs incurred in connection with such action, proceeding or litigation, including a reasonable allowance for attorneys' fees and costs, which amount shall be added to and become part of the final decision in such matter.

     (k) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of California, without giving effect to principles of conflict of laws.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date specified below.


POINTRED TECONOLOGIES


Signature: /s/ Susan Lee
------------------------
Printed Name:  Susan Lee
Title: CEO

Date: 1-15-2004

Address for Notice:

PointRed Technologies
397 W. Trimble Road, Bldg 2, San Jose, CA 95135



GATEWAY ACCESS SOLUTIONS, INC.


Signature: /s/ Andrew C. Nester
-------------------------------
Printed Name:  Andrew C. Nester
Title: CEO

Date: 1/15/2004

Address for Notice:

930 Tahoe Bvld. 802-505
Incline Village, NV 89451

                                    Exhibit A

                             Territory and Products

Exclusive Territory:

               All of the United States.

Authorized Products:

               All MMDS/ITFS (2.5 - 2.6GHz) Products offered.



Non-Exclusive Territory:

               The remainder of the world outside of the Exclusive Territory.

Products authorized for Non-Exclusive Territory:     All PointRed Products

                                    Exhibit B
                  Price List MMDS/ITFS (2.5 - 2.6 GHz) Products



-------------------- ------------------------------------------- --------------
Part #               Description                                 List
-------------------- ------------------------------------------- --------------
-------------------- ------------------------------------------- --------------
M250 BTS/PTM          Base Station, transceiver                  $4,250.00
M250 BTS/PTM
(4Mbit)
-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------
-------------------- ------------------------------------------- --------------
M250 BTS/PTM          Base Station, transceiver                  $6,375.00
M250 BTS/PTM
(8Mbit)
-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------
-------------------- ------------------------------------------- --------------
4 Mbs
M250T - 2.5 (CPE)    Transceiver 4 Mbs (requires Antenna)        $420.00
M250M - 2.5 (CPE)    Modem 4 Mbs (requires power supply)
-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------
8Mbs
M250T - 2.5 (CPE)    Transceiver 8 Mbs (requires Antenna)        $598.00
M250M - 2.5 (CPE)    Modem 8 Mbs (requires power supply)
-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------

-------------------- ------------------------------------------- --------------
M250PTP Indoor       2.5GHz, 1 master and 1 slave transceiver    $1,646.25
Point to Point         (without antenna)

-------------------- ------------------------------------------- --------------
M250PTP OutDoor      2.5GHz pttopt out door system               $3,756.25
Point to Point
-------------------- ------------------------------------------- --------------
M250SAR              2.5GHz Standalone router extended cellular  $2,995.00
                       reach
-------------------- ------------------------------------------- --------------